UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 20, 2011

IMH Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-52611	81-0624254
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4900 N. Scottsdale Rd., Suite 5000 Scottsdale, Arizona		85251
(Address)		(Zip Code)

Registrant’s telephone number, including area code:	(480) 840-8400

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Commitment Letter to enter into Loan Agreement  with NW Capital

On April 20, 2011, IMH Financial Corporation entered into a funding commitment  letter with NWRA Ventures I, LLC (“NW Capital”) with respect to a contemplated $50 million loan agreement, subject to certain terms and conditions. NW Capital is to seek to fund the loan by May 16, 2011, but no later than May 31, 2011, subject to extension under certain circumstances.

The below provides a summary of certain material terms of the loan agreement and the note evidencing the loan.

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Interest and Term. The loan will mature one business day short of the fifth anniversary of the funding date in 2016 and will bear interest at a rate of 17% per year (the “base interest”).  Assuming the loan is funded by April 30, 2011, interest would be payable in arrears on November 1, 2011 and January 1, 2012, and thereafter each April, July, October and January during the term of the loan.  All interest is payable in cash, but NW Capital, in its sole discretion, may make an annual election to defer a portion of the interest due equal to 5% per annum until the stated maturity or earlier repayment on the note (“deferred interest”).  The outstanding balance of deferred interest from time to time shall bear interest at the base interest rate of 17% per annum, of which a portion calculated at the rate of 12% per annum shall be payable quarterly, and the remaining balance of which calculated at the rate of 5% per annum shall be added to the outstanding balance of deferred interest on a quarterly basis.  In addition, for the first two interest payment periods, NW Capital has the option and has elected to receive the entire base interest as deferred interest.  In addition to the above interest payments, we will pay an exit fee at maturity equal to 15% of the then outstanding principal, unpaid accrued and deferred interest and other amounts owed under the loan agreement.

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Use of Proceeds.  The proceeds from the loan may be used for our recapitalization, including, without limitation, providing working capital and funding our other general business needs; meeting certain obligations with respect to our real property owned, including paying certain carrying costs associated with the ownership of such property and, as applicable, the development, redevelopment and construction with respect to certain of such properties; to meet certain obligations with respect to, and to enforce certain rights under, the collateral for our loans; to originate and acquire mortgage loans, mezzanine loans, other debt instruments and equity and preferred equity interests or investments; to pay costs and expenses incurred in connection with the loan; and such other purposes as may be approved by NW Capital in its discretion.

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Convertibility into Series A Preferred Stock. The loan is convertible into IMH Financial Corporation Series A preferred stock (liquidation preference $9.58 per share) at any time prior to maturity at an initial conversion rate of 104.3 shares of our Series A preferred stock per $1,000 principal amount of the loan (equivalent to a conversion price of $9.58 per share of Series A preferred stock), subject to adjustment including weighted average antidilution protection for certain dilutive issuances.  Each share of Series A preferred stock would be convertible into one share of our common stock.  The initial conversion price represents a 20% discount to the net book value on a GAAP basis per share of common stock as reported in our audited financial statements as of December 31, 2010.

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Guarantees and Security. Our obligations under the loan agreement would be jointly and severally guaranteed by substantially all of our existing and future subsidiaries, subject to certain exceptions and releases, and are secured by a security interest in most of our assets.  We will also be required to deposit cash receipts into a cash management account for disbursement pursuant to the terms of a budget agreed to by us and NW Capital and to otherwise pay certain amounts owed under the loan.

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Events of Default. The loan agreement contains customary and other provisions relating to events of default (subject in certain cases to customary grace and cure periods), including, among other things, material adverse events, payment defaults, material inaccuracies of representations and warranties, breach of covenants, cross-defaults to other indebtedness, bankruptcy and insolvency defaults, the occurrence of judgments in excess of $10,500,000 (after application of insurance proceeds), and the occurrence of certain change of control events. A default under the loan agreement would permit the lenders to restrict our ability to borrow under the loan agreement and to require the immediate repayment of any unpaid principal and interest thereon outstanding under the loan agreement.

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Prepayment. Assuming the loan is funded by April 30, 2011, the loan may not be prepaid prior to October 2014. Thereafter the loan may be prepaid on the last business day of October of 2014, or on the last business day of April 2015 through payment of all outstanding principal, accrued but unpaid interest and a prepayment premium equal to an amount which discounts all interest, the exit fee and other amounts payable under the loan and a prepayment premium equal to an amount determined by calculating as of the date of prepayment the present values of the principal balance, base interest, deferred interest and the exit fee by discounting (on a quarterly basis) such payments from their scheduled payment dates back to the date of prepayment utilizing a discount rate equal to 2.5% plus a rate based on the quarterly treasury rate.  In connection with a prepayment, we are also required to repurchase any common stock held by NW Capital or its affiliates at a purchase price equal to (i) if the book value of the shares is below the purchase price originally paid by NW Capital, the price at which the shares were acquired, or (ii) if the book value of the shares is above the purchase price originally paid by NW Capital, such purchase price plus one-half of the difference between the purchase price and the book value of the shares.

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Restrictive Covenants.  The loan agreement also contains certain restrictive covenants, which limit certain actions we might otherwise take without NW Capital’s consent, including, without limitation, our ability to:

•	sell, encumber or otherwise transfer certain assets, including individual loans and real estate owned (“REO”) assets in our portfolio or interests in any of our wholly owned subsidiaries;

•	issue additional indebtedness or debt securities or other securities convertible into or exchangeable for securities with any preference or priority as to dividends or assets;

•	dissolve, liquidate or consolidate our business, or merge with another company;

•	purchase or own any property other than real property, mortgage loans and other property necessary or incidental thereto;

•	enter into any new line of business other than with respect to INFINET Securities, LLC (“Infinet”);

•	restructure or modify our ownership structure or that of our subsidiaries;

•	commence or permit any subsidiary to commence any bankruptcy or similar proceeding;

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declare or pay any dividend or take similar actions, except, subject to certain conditions,  we may pay dividends on the common stock not in excess of 1% per annum of the net book value of the common stock for the first eight quarters following the loan closing;

•	hire or terminate certain key personnel or consultants, subject to certain exceptions;

•	settle any litigation in excess of $10,500,000 (after application of insurance proceeds), individually or in the aggregate;

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terminate the New World Realty Advisors, LLC advisory agreement discussed below, other than for cause as defined in the agreement, or to replace New World Realty Advisors, LLC with a person, in NW Capital’s reasonable judgment, with comparable competence and experience, to provide comparable services to us on comparable or more favorable terms;

•	restructure, modify or make any modifications to mortgage loans;

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incur additional indebtedness, subject to certain exceptions, including up to $10,000,000 in the rights offering described below; further indebtedness may not be incurred until after the second anniversary of the loan date pursuant to certain lines of credits if pledged asset coverage values continue to be met, and other exceptions;

•	issue any equity securities, subject to certain exceptions;

•	modify or foreclose upon the loans in our portfolio;

•	increase or decrease the number of members of our board of directors, or establish any board committee other than in the ordinary course of business; or

•	take certain actions with respect to employee benefit plans and incentive compensation plans.

The loan is subject to a number of conditions, including the receipt of additional loan commitments, the absence of a material adverse effect, the satisfaction of certain conditions precedent and other conditions. Subject to the foregoing conditions, NW Capital has agreed to fund at least 10%, or $5 million, of the loan amount and undertake commercially reasonable efforts to seek commitments for an additional $45 million.  We have agreed to pay NW Capital’s transaction expenses regardless of whether the loan closes, subject to certain limitations.  Pursuant to the commitment letter, until May 9, 2011 (subject to extension until May 16, 2011), we may not initiate, solicit or engage any conversations regarding a similar or alternative transaction to the loan.  If we fail to close the loan (or NW Capital fails to close the loan as a result of certain actions or inactions by us) or terminate the loan and enter into an alternate transaction within 12 months, we have agreed to pay a $5 million termination fee.

The description of the commitment letter and the loan agreement is qualified in its entirety by reference to the commitment letter, loan agreement and form of promissory note (attached hereto as Exhibits 10.1,10.2 and 10.3, respectively).

Series A Preferred Stock

The below provides a summary of certain material terms of the Series A preferred stock into which the loan, and the notes issued in the rights offering discussion in Item 8.01 below, may be converted:

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Dividends.  Dividends on the Series A preferred stock will accrue from the issue date at the rate of 17% of the issue price per year, payable in arrears, on the first business day of each April, July, October and January of each year. For the first two dividend payment periods following the NW Capital loan funding date (if the convertible note has  been converted to Series A preferred stock), dividends will be paid in shares of Series A preferred stock based on the conversion price in effect as of the last day of the prior quarter. For all dividend payment periods thereafter, the dividend shall be paid 12% per annum in cash and 5% per annum in additional Series A Preferred stock valued at the same value as the conversion price (“PIK Dividend”).  No dividend may be paid on the common stock during any fiscal year unless all accrued dividends on the Series A preferred stock have been paid in full; provided, however, if the conversion date is prior to the first eight quarters after the loan closing, for the balance of the first eight quarters following the loan closing, we may pay per share dividends or make other distributions to holders of common stock out of legally available funds up to an amount equal to 1% per annum of our net book value per share as of December 31 of the immediately preceding year, regardless of whether dividends are paid on the Series A preferred stock.

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Liquidation Preference.  Further, upon our liquidation, dissolution or winding up, before any payment or distribution shall be made to or set apart for the holders of any junior ranking stock, the holders of shares of Series A preferred stock will be entitled to receive a liquidation preference of 115% of the $9.58 per share price, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to and including the date fixed for payment, without interest, to such holders, but such holders shall not be entitled to any further payment.

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Optional Conversion.  Our Series A preferred stock is convertible by any holder of Series A preferred stock into shares of voting common stock at any time prior to maturity at an initial conversion rate of one share of our common stock per one share of Series A preferred stock, subject to adjustment including weighted average antidilution protection for certain dilutive issuances.  The initial conversion price represents a 20% discount to the net book value on a GAAP basis per share of our common stock as of December 31, 2010, as reported in our audited financial statements as of December 31, 2010.

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Automatic Conversion. All issued and outstanding shares of Series A preferred stock will convert into voting common stock: (i) upon closing of the sale of shares of common stock to the public at a price equal to or greater than 2.5 times the $9.58 conversion price in a firm commitment underwritten public offering and listing of the common stock on a national securities exchange within three years of the date of issuance resulting in at least $250 million of gross proceeds, (ii) the date and time or occurrence of an event specified by written consent of the “Lead Investor” (which shall be NW Capital or any subsequent transferee of NW Capital that owns 25% or more of the Series A preferred stock), or (iii) when the Lead Investor converts.

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Redemption At Maturity.  We are obligated to redeem all outstanding shares of Series A preferred stock on the seventh anniversary of the loan date, in cash at a price equal to 115% of the original purchase price plus all accrued and unpaid dividends (whether or not earned or declared), if any, to and including the date fixed for redemption, without interest.

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Redemption upon Specified Default Events.  The Series A preferred stock is also redeemable at a price equal to 125% of the original purchase price, plus all accrued and unpaid dividends in the event of certain default events, breaches (including of operating covenants generally similar to the restrictive covenants discussed under the description of the loan agreement above), material inaccuracy of certain certifications, representations or warranties, or the occurrence of a material adverse effect as defined in the certificate of designation. For these purposes, material adverse effect includes, without limitation, the termination without cause of William Meris or Steve Darak; the termination of the consulting agreement with ITH Partners LLC or the engagement letter with the McVey law firm without cause; the material diminution in value of built-in tax losses, subject to certain exceptions; involvement of us or any of our subsidiaries in certain bankruptcy or insolvency proceedings, and certain judgments, fines or penalties in excess of $10,500,000.

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Security.  Unlike the NW Capital loan, the Series A preferred stock does not benefit from a security interest in specific collateral, but in order to provide additional security for our obligations under the Series A preferred stock, we have pledged our equity interests in our wholly-owned subsidiaries and agreed not to grant security interests in the loan collateral, subject to certain exceptions. We will also continue to be required to deposit our cash receipts into an account controlled by NW Capital for disbursement pursuant to a budget agreed to by us and NW Capital or to otherwise pay dividends or other amounts under the terms of the Series A preferred stock.

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Voting Rights.  Holders of Series A preferred stock are entitled to vote on an as-converted basis on all matters on which holders of common stock are entitled to vote. In addition, so long as at least 10% of the shares of Series A preferred stock issued on the date the convertible notes are converted into Series A preferred stock are outstanding, the holders of the Series A preferred stock, voting together as a single class, will be exclusively entitled to vote for the election of two members of our board of directors.  Any preferred director must be nominated by the Lead Investor.  No later than six months after the date of the loan, our board of directors is required to be comprised of five members, and upon conversion of the loan, seven members.

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Preferred Director Rights.  All directors to be elected by holders of the common stock must be nominated by a nominating committee of the Board (subject to rights of stockholders to nominate directors directly under the bylaws), a majority of which must (i) qualify as independent directors under applicable NYSE rules, and (ii) be reasonably satisfactory to the preferred directors.  William Meris, Steve Darak and Jay Wolf (who is expected to be nominated to the board upon the issuance of the Series A preferred stock) are presumptively deemed satisfactory to the preferred directors.  Each of the preferred directors has the right to serve on any committee of the Board, provided that such service is consistent with applicable SEC and other laws and the rules of any exchange upon which we are then listed.

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Transfer Restrictions.  Prior to redemption or conversion, holders may sell their shares of Series A preferred stock, subject to applicable laws and our certificate of incorporation.  However, the Lead Investor has a first right to purchase any shares of Series A preferred stock proposed to be sold before the holder thereof can sell to any other party.  The Series A preferred stock issued to NW Capital will also bear legends indicating it is subject to restrictions on transfer under the federal securities laws.

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Preemptive Rights.  Any holder that owns 10% or more of the outstanding shares of Series A preferred stock is also entitled to participate, on a pro rata basis in proportion to their Series A ownership, in any future equity issuances undertaken by us for the primary purpose of raising additional capital, subject to certain exceptions.

If the loan is converted immediately upon closing of the loan, NW Capital will be deemed to beneficially own approximately 5.2 million shares of our common stock (including shares issuable upon the exercise of shares of Series A preferred stock issuable upon conversion of the loan) upon closing of the loan, equivalent to approximately 23.7% of our common stock.  As a result of the deferred interest elections on the loan or PIK dividends on the Series A preferred stock, and assuming (i) no future issuances of securities to any person (including NW Capital), including notes in the rights offering to existing stockholders, and (ii) no further acquisitions of shares by NW Capital or its affiliates in the proposed tender offer discussed in Item 8.01 below, through the exercise of preemptive rights or otherwise, it is possible that NW Capital’s beneficial ownership could increase to approximately 7.8 million shares of our common stock, or approximately 32% of our common stock, in 7 years.

In connection with our execution of the loan agreement as described above, the certificate of designation of the Series A preferred stock is attached as Exhibit 3.1 to this Current Report.  The summary of the terms and conditions of the Series A preferred stock is qualified in its entirety by reference to the certificate of designation.

Registration Rights Agreement.

In connection with the loan agreement, we have also agreed to enter into a registration rights agreement pursuant to which NW Capital is provided with certain demand and other registration rights to cause, after our securities are listed on a national securities exchange, the Series A preferred stock and common stock issuable upon conversion of the Series A preferred stock to be registered under the Securities Act of 1933, subject to certain exceptions, conditions and limitations.  The registration rights agreement is attached hereto as Exhibit 4.1 to this Current Report and this description is qualified in its entirety by reference to the registration rights agreement.

New World Realty Advisors, LLC Advisory Services Agreement

We have also entered into an advisory services agreement with New World Realty Advisors, LLC (“New World”), an affiliate of NW Capital, pursuant to which we engaged New World to provide a diagnostic review of us and our existing assets, the development and, subject to our review, modification and approval of the recommended actions, implementation of a plan to originate, analyze and close new investment transactions, and an assessment of our business and capital markets alternatives.  Under the terms of the agreement, we pay New World a flat monthly fee under the advisory services agreement plus out-of-pocket expenses, as well as a success fee in the event certain business or financing benchmarks are achieved.  Certain material terms of the advisory services agreement are summarized below:

•	Monthly Fees. We pay a flat monthly fee of $125,000 plus out-of-pocket expenses.

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Success Fee.  We agreed to pay a capital advisory fee and associated right of first offer to provide advisory services (subject to separate agreement), a development fee and associated right of first offer to serve as developer (subject to separate agreement),  an origination fee equal to 1% of the total amount or gross purchase price of any loans made or assets acquired identified or underwritten by New World, and a legacy asset performance fee equal to 10% of the positive difference between realized gross recovery value and 110% of the December 31, 2010 GAAP net carrying value, calculated on a per REO or loan basis.

•	Indemnification. We also agreed to indemnify New World and its affiliates for certain costs and expenses arising from New World’s services provided under the advisory services agreement.

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Term and Termination.  The advisory services agreement is for an initial term of four years, and automatically renewable for an additional three years unless 70% of the board of directors terminates prior to renewal with 60 days notice.    If the advisory services agreement is not terminated at the time that the NW Capital loan converts, the term of the advisory services agreement automatically extends an additional three years.  The agreement may be terminated earlier by us only under limited circumstances.  The advisory services agreement is otherwise terminable by us for cause, as defined in the agreement, with 60 business days written notice to New World.

The summary of the terms and conditions of the advisory services agreement is qualified in its entirety by reference to the advisory services agreement, attached hereto as Exhibit 10.4.

Consulting Agreement with ITH Partners, LLC

We have also entered into an amended and restated consulting agreement with ITH Partners, LLC ("ITH Partners") dated April 20, 2011, pursuant to which we and INFINET Holdings, LLC (“Infinet”), our wholly owned subsidiary, are engaging ITH Partners to perform a wide variety of services. ITH Partners is required to devote substantially all of its business time, energy and skill to the consulting services to us and Infinet, subject to certain exceptions. The below summarizes certain material terms of the consulting agreement:

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Scope of Services. Services to be provided by ITH Partners include assisting us with strategic and business development matters, performing diligence on, and analytical work with respect to, our loan portfolio and prospective loan purchases and sales; advising us with respect to unrealized gains and losses in our loan portfolio; advising us with respect to the work of our valuation consultants and related issues; and interface with various parties, including, without limitation, us and our auditors; advising us with respect to certain matters under consideration from time to time by legal counsel respecting the Form S-11 registration and the related contemplated offering, interface on those issues with us and our legal counsel, among others, and establishment and management of timelines for the filing the Form S-11; advising us with respect to the implementation and management of certain matters in the final Form S-4, including, without limitation, all issues with our transfer agent, including the lock-up of the shares; advising us with respect to the structuring of a contemplated initial public offering and interface with our management, the underwriters, legal counsel and auditors with respect thereto; advising us with respect to liquidity strategies in addition to the contemplated initial public offering, including, without limitation, potential debt offerings and assistance in the arrangement of commercial banking facilities; advising us regarding the selection of an independent board of directors and committees thereof, including, without limitation, candidates and proposed compensation terms, among other issues; advising us with respect to our filings with the SEC prior to the offering and interface with management, legal counsel and our auditors with respect thereto; advising us with respect to liability insurance and directors and officers insurance; and other advice to us from time to time as requested by us.

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Term and Termination.  Initial term of four years, automatically renewable for three more years unless terminated by the affirmative vote of 70% of the board of directors and with 60 days notice to us prior to renewal.  The consulting services agreement is otherwise terminable by us for cause, as defined in the agreement, with 10 business days notice to ITH Partners.

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Base Consulting Fee.  An annual base consulting fee equal to $595,000 payable by us, plus an annual base consulting fee of $250,000 payable by Infinet (subject to payment of the Infinet base consulting fee by us if ITH Partners either (i) devotes substantially all of its time to us or (ii) Infinet is unable to pay the base consulting fee).

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Stock Option Award.   Subject to compensation committee approval, an option grant to purchase 150,000 shares of our common stock within 10 years of the grant date at an exercise price per share equal to the fair market value of a share of common stock on the grant date, which such value shall be based on the conversion price of the NW Capital convertible loan, with vesting to occur in equal monthly installments over a 36 month period.

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First Special Payment.  As under the prior consulting agreement with ITH Partners, a one-time fee of $1.5 million if during the consulting term we either (i) raise $50 million or more in the aggregate of debt or equity capital or (ii) list our securities on a national securities exchange. If the Consultant is terminated or the Agreement expires before either of the events in item (i) or (ii) above occurs, then IMH shall only be obligated to pay the Consultant the first special payment if either of the events in item (i) or (ii) above occurs within 24 months after the expiration or earlier termination of the agreement; provided, however, no such tail period shall be applicable and no first special payment shall be due and payable if the Consultant resigns or is terminated for Cause during the Term. In the event that the NW Capital loan transaction closes, the First Special Payment shall be due and payable.

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Second Special Payment.  If we raise capital in an equity securities offering (which includes, for purposes of the consulting agreement, the NW Capital loan) in an amount equal to $50 million (in one or a series of transactions), we will pay ITH Partners a one time fee of $375,000, and an additional prorated amount for equity raises exceeding $50 million.  If we raise capital in a debt securities offering in an amount equal to or exceeding $50 million (in one or a series of transactions), we will pay ITH Partners a one time fee of $500,000, and an additional prorated amount for debt raises exceeding $50 million.  In the event that the NW Capital loan transaction closes, the second special payment shall be due and payable.

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Equity Securities.  As under the prior consulting agreement with ITH Partners, if we either raise $50 million or more of debt or equity capital during the term of the consulting agreement, then we shall make a one-time issuance within five business days after the event to ITH Partners of 50,000 shares of our common stock.  Debt capital includes any senior debt received from any bank lender (excepting only from First Credit Bank) secured by any of our assets (or any assets of our corporate affiliates), and cash actually received by us from any loan sales to any third parties unaffiliated with us. In the event that the NW Capital loan transaction closes, this equity securities payment shall be due and payable.

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Legacy Asset Performance Fee.  We have agreed to pay ITH Partners a legacy asset performance fee equal to 3% of the positive difference derived by subtracting (i) 110% of our December 31, 2010 valuation mark (the “Base Mark”) (as reflected in our December 31, 2010 Form 10-K audited financial statements prepared in accordance with GAAP) of any asset then owned by us and also owned by us on the effective date of the Consulting Agreement (whether real estate owned or mortgage loans from (ii) our gross sales proceeds, if any, from sales of any legacy asset (on a legacy asset by asset basis without any offset for any gross sales proceeds received from the sale of any legacy asset that generates gross sales proceeds to us below 110% of the Base Mark against other sales of Legacy Assets that generate gross sales proceeds to us above 110% of the Base Mark).

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Strategic Advisory Fee.  If during the term, we enter into a definitive agreement and close certain purchase or sale transactions that are the subject of the definitive agreement pursuant to which ITH Partners advised us and had discussions with the third-party regarding a purchase or sale transaction, then we will pay ITH Partners a transaction fee in an amount equal to the greater of (i) 3% of the aggregate fair market value of any securities issued and/or any cash paid or received, plus the amount of any indebtedness assumed, directly or indirectly, in connection with the transaction, or (ii) $500,000.

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Product Origination Fee.  A product origination fee is payable by Infinet to ITH Partners in consideration for ITH Partners’ origination of new products for Infinet in an amount of not less than $100,000 for each new product raising more than $25 million of gross invested capital (unless otherwise approved by the chief executive officer of Infinet in writing).

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Payments Upon Non-Renewal, Termination Without Cause or Constructive Termination Without Cause.  In connection with certain non-renewal of the consulting agreement, termination without cause or constructive termination without cause, ITH Partners will be entitled to (i) a lump sum payment equal to 200% (or 100% for non-renewal) of the average annual base consulting fees in the year of the event and the prior two years, (ii) accelerated vesting of all outstanding equity awards, and (iii) if not paid previously, the first special payment discussed above.

•	Indemnification. We have also agreed to indemnify ITH Partners and its affiliates for certain costs and expenses arising from services provided under the Consulting Agreement.

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Board and Board Observer Rights.  ITH Partners also has board observation rights for all regularly scheduled meetings of the board of directors and board committees during the consulting term, subject to the right of the Board to exclude ITH Partners from meetings or executive sessions and all board or committee meetings relating to ITH Partners or the consulting services agreement or other special meetings as determined by the Board of Directors in its sole discretion.  We have also agreed to appoint a representative of ITH Partners to the board of Infinet, at such time that a separate Infinet board is established.

The summary of the terms and conditions of the advisory services agreement is qualified in its entirety by reference to the amended and restated consulting agreement, attached hereto as Exhibit 10.5.

Item 2.03.   Creation of a Direct Financial Obligation.

The disclosure in Item 1.01 above with respect to the convertible loan is hereby incorporated by reference into this Item 2.03.

Item 5.01.   Change in Control of the Registrant.

The transactions described above in Item 1.01 of this current report do not constitute “change of control” as defined in our amended and restated certificate of incorporation.  However, upon funding of the loan, NW Capital, as a secured lender with security interests in substantially all of our assets and the right to consent before we may take a wide variety of actions, including, without limitation, the restrictive covenants discussed in Item 1.01 above, will have significant approval rights over our business and operations.  In addition, if it chooses to exercise its conversion option under the loan documents, NW Capital will become our largest shareholder and be deemed to beneficially own approximately 5.2 million shares of our common stock (including shares issuable upon the exercise of shares of Series A preferred stock issuable upon conversion of the loan) upon closing of the loan, equivalent to approximately 23.7% of our common stock.  As a result of the accrued interest elections on the loan or PIK dividends on the Series A preferred stock, and assuming (i) no future issuances of securities to any person, including notes in the rights offering to existing stockholders (or, if as a result of undersubscription, to NW Capital), and (ii) no further acquisitions of shares by NW Capital in the proposed tender offer described below, through the exercise of preemptive rights or otherwise, NW Capital’s beneficial ownership could increase to approximately 7.8 million shares of our common stock, or approximately 32% of our common stock, in 7 years.  If NW Capital converts the loan into Series A preferred stock, NW Capital will also be able to designate two members of our seven-person board of directors, and those two directors have reasonable approval rights over nominations of directors elected by holders of common stock, subject to rights of stockholders to directly nominations under the bylaws.  NW Capital also will have preemptive rights to participate pro rata in future securities issuances by us, subject to certain exceptions.  Further, if we take certain actions without NW Capital’s consent, it will constitute a violation of the operating covenants of the Series A preferred stock.  The preferred directors or the Lead Investor will also have the power to exercise control over most of the rights, powers and preferences of holders of Series A preferred stock without a vote of the holders of Series A preferred stock. In addition, we entered into the long-term advisory services contract with New World discussed in Item 1.01 above for the provision of various services.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors.

Resignation of Shane C. Albers as Chief Executive Officer, Chairman and Director, and Separation Agreement

In light of the elevated role New World will play in helping us manage our asset portfolio pursuant to the advisory services agreement discussed above, Shane C. Albers, our CEO and founder, has decided to step down upon funding of the transaction pursuant to the terms of a Separation Agreement and General Release (“Separation Agreement”) between Mr. Albers and us, dated as of April 20, 2011.

Certain material terms of the Separation Agreement are summarized below:

•	Severance Payment. A lump-sum cash payment of $550,000.

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Mortgage Banker License Usage Fees.  A separate one time payment of $550,000 to Mr. Albers in consideration for, among other things, his ongoing cooperation with us and our continued use of the mortgage banker’s license for which Mr. Albers is the responsible person under applicable law until the earlier of one year or such time as we have procured a successor responsible person under the license.

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Transitional Consulting Services.  $20,000 per month for full time transitional consulting services for an initial three month term, renewable on a monthly basis thereafter if not terminated by either party.

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Reimbursement for Consulting Services Under the Separation Agreement. Reimbursement to Mr. Albers for up to $170,000, payable in equal portions for 12 months, in respect of ongoing assistant services provided to Mr. Albers by Terri Guske, our senior vice president of loan management who is expected to tender her resignation in connection with Mr. Albers’ resignation.

•	Non-Disparagement. Mutual non-disparagement agreements by Mr. Albers and us.

•	Non-Solicitation. Mr. Albers has agreed not to solicit the employment of any current employee of us or our subsidiaries for a period of 36 months, subject to certain exceptions.

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Reimbursement and Other Benefits.  Reimbursement by us of legal, accounting and other expenses incurred by Mr. Albers in connection with the Separation Agreement in the amount of $50,000 and payment of certain health and dental premiums and other benefits.

Because Mr. Albers’ resignation pursuant to the terms of the Separation Agreement was deemed to be a termination “without cause” by our board of directors, the shares of Class B-4 common stock owned by Mr. Albers will no longer be subject to the additional restrictions on transfer applicable to Class B-4 common stock, but will remain subject to all of the restrictions applicable to Class B-3 common stock as well as the additional dividend and liquidation subordination applicable to Class B-4 common stock until such time as we complete a listing on a national securities exchange and one or more equity or debt financings resulting in net proceeds of at least $50 million (after deducting the net proceeds of the NW Capital loan).  We have also consented, effective as of the termination of Mr. Albers’ employment, to the private sale by Mr. Albers of all of his holdings in us, as a result of which the purchaser will acquire 1,423 shares of Class B-1 common stock, 1,423 shares of Class B-2 common stock, 2,849 shares of Class B-3 common stock and 313,789 shares of Class B-4 common stock.

The foregoing description of the terms and conditions of the Separation Agreement is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.6.

Employment Agreements for Certain Executive Officers

A condition to closing and funding of the NW Capital loan was that Mr. Meris, the President, and Steve Darak, the chief financial officer, enter into employment agreements with us and with Infinet, which become effective only upon the funding and closing of the NW Capital loan.

Terms of Meris Employment Agreement.

Certain material terms of the employment agreement with Mr. Meris are summarized below:

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Term.  Three-year term, automatically renewable for successive one-year terms, unless the board of directors provides notice at least 90 days prior to termination of its intent not to renew the employment agreement.

•	Base Salary. An annual base salary of $300,000 in his role as our president and $300,000 in his role as chief executive officer of Infinet, payment of which is guaranteed by us.

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Target Bonus.  An annual cash target bonus equal to 100% of Mr. Meris’s base salary based on the attainment of certain specified goals and objectives as determined by the compensation committee (or the board of directors in the case of Infinet).

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Equity and Other Compensation and Benefits.  (i) Subject to compensation committee approval, a grant of 150,000 options to purchase shares of our common stock within 10 years of the grant date at an exercise price per share equal to the fair market value of a share of common stock on the grant date, which such value shall be based on the conversion price of the NW Capital convertible loan, with vesting to occur in equal monthly installments over a 36 month period, and (ii) additional equity awards from Infinet to be determined.

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Payments Upon Non-Renewal, Termination Without Cause, Constructive Termination Without Cause and Disability.  In connection with certain terminations without cause, constructive termination without cause and disability, Mr. Meris will be entitled to (i) a lump sum payment equal to 200% (or 100% in event of a non-renewal of employment or death) of the sum of his average annual base salary, plus his annual bonus for the year in which the event occurs and the prior two years, and (ii) acceleration of vesting of then-outstanding and unvested equity awards would become fully vested.

Terms of Darak Employment Agreement.

Certain material terms of the employment agreement with Mr. Darak are summarized below:

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Term.  Two-year term, automatically renewable for successive one-year terms, unless the board of directors provides notice to the applicable executive at least 90 days prior to termination of its intent not to renew the employment agreement.

•	Base Salary. An annual base salary of $208,000 in his capacity as our chief financial officer and $102,000 as chief financial officer of Infinet, payment of which is guaranteed by us.

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Target Bonus.  An annual cash target bonus equal to 100% of his base salary based on the attainment of certain specified goals and objectives as determined by the compensation committee (or the board of directors in the case of Infinet) (the Infinet portion of which shall in no event be less than $100,000 for the year ending December 31, 2011).

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Equity and Other Compensation and Benefits.  (i) Subject to compensation committee approval, a grant of 60,000 options to purchase shares of our common stock, within 10 years of the grant date at an exercise price per share equal to the fair market value of a share of common stock on the grant date, which such value shall be based on the conversion price of the NW Capital convertible loan, with vesting to occur in equal monthly installments over a 36 month period, and (ii) additional equity awards in Infinet to be determined.

•
Payments Upon Non-Renewal, Termination Without Cause, Constructive Termination Without Cause and Disability.  In connection with non-renewal, termination without cause, constructive termination without cause or disability, Mr. Darak will be entitled to (i) a lump sum payment equal to 100% of the sum of his average annual base salary and annual bonus for the year in which the event occurs and the prior two years, and (ii) acceleration of vesting of then-outstanding and unvested equity awards would become fully vested.

The summary of the terms and conditions of the employment agreements with respect to Mr. Meris and Mr. Darak is qualified in its entirety by reference to the employment agreement for each executive, attached hereto as exhibits 10.7 and 10.8.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Designation

In connection with the funding of the NW Capital loan, we intend to file with the Secretary of State of the State of Delaware a certificate of the powers, designations, preferences and rights (“Certificate of Designation”) of our Series A preferred stock, certain material terms of which are discussed in Item 1.01 above.  This summary of the Certificate of Designation and the summary of the terms of the Series A preferred stock in Item 1.01 are qualified in their entirety by reference to the Certificate of Designation, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

Cash Tender Offer

It is NW Capital’s intention to commence a cash tender offer to purchase from our stockholders up to $10 million of Class B or Class C shares. NW Capital has indicated that the offer price has not yet been determined, but expects the tender offer price to be a substantial discount to the current book value per share of our common stock.  The terms and conditions of any such offer would be stated in tender offer documents relating to the tender offer when filed by NW Capital.  NW Capital could delay, amend, terminate or otherwise choose not to pursue a tender offer at its sole election.

Rights Offering

We also announced that following completion of the loan closing, we intend to commence a rights offering to provide our existing investors the opportunity to purchase an aggregate of $10 million of convertible notes with similar economic terms as the terms of the convertible loan under the loan agreement. In particular, the notes will rank in parity with the NW Capital convertible loan in priority of repayment and liquidation, bear the same interest rate, have the same maturity and subject to cross-default and acceleration provisions with the NW Capital convertible loan, will convert into Series A preferred stock at the same conversion ratio at the same time the NW Capital convertible loan is converted, and will benefit on a pari passu basis from the same guarantees and security as the NW Capital convertible loan.  The convertible notes will differ from the convertible loan in certain other respects, including, without limitation, (i) the convertible loan will be governed by the loan agreement, whereas the notes will be governed by an indenture, (ii) the loan agreement includes restrictive covenants such as those discussed above that are not included in the indenture, but from which noteholders may indirectly benefit, (iii) NW Capital may exercise its rights under the loan agreement in its sole discretion, whereas the noteholders may exercise their rights only through a trustee appointed to act on behalf of the noteholders, and (iv) pursuant to the terms and conditions of an intercreditor agreement.  In connection with the rights offering, we expect that we will also enter into an intercreditor agreement with NW Capital and the trustee for the notes pursuant to which NW Capital would agree to share priority in certain collateral securing the loan.

We plan to file an amended registration statement on Form S-11 pursuant to which we will distribute to each holder of Class B or Class C common stock as of the record date for the rights offering, at no charge, one non-transferable subscription right to purchase a pro rata portion of the $10 million offering.  We also plan to make filings in certain states that require approval for residents in those states to participate in the rights offering, but reserve the right to exclude holders in those states from the rights offering if, in our sole discretion, approval cannot be completed in a timely fashion.  In the event the rights offering is undersubscribed, NW Capital will have the option, but not the obligation, to purchase all notes that have not been purchased by existing stockholders.

The expiration date of the rights offering is expected to be approximately 30 days after the registration statement relating to the rights offering has been declared effective by the SEC, and stockholders may exercise their subscription rights at any time prior to that date.  After the expiration date, any unexercised subscription rights will be null and void and will have no value.  We may cancel or terminate the rights offering, in whole or in part, in our sole discretion at any time prior to the expiration date for any reason or no reason.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  The rights offering will be made only by means of a prospectus after a registration statement relating to the rights offering has been declared effective by the SEC.  The prospectus will contain important information about the rights offering, and stockholders are urged to read the prospectus carefully when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Form of Certificate of Designation of Convertible Series A Preferred Stock
4.1	Registration Rights Agreement
10.1	Commitment Letter
10.2	Loan Agreement
10.3	Form of Promissory Note
10.4	Advisory Services Agreement with New World Realty Advisors
10.5	Amended and Restated Consulting Agreement with ITH Partners
10.6	Separation Agreement with Shane Albers
10.7	Employment Agreement with William Meris
10.8	Employment Agreement with Steve Darak

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 26, 2011	IMH FINANCIAL CORPORATION

	By:	/s/ William Meris
William Meris
President